Exhibit 5.2

		New York Menlo Park Washington DC London Paris	Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 99 Gresham Street London EC2V 7NG	020 7418 1300 tel 020 7418 1400 fax

November 16, 2011

Syngenta Finance N.V.
Westeinde 62,
1601 BK Enkhuizen,
The Netherlands

Syngenta AG
Schwarzwaldallee 215
4058 Basel, Switzerland

Ladies and Gentlemen:

We are acting as special United States counsel to Syngenta Finance N.V. (the “Company”), a limited liability company under the laws of The Netherlands, and Syngenta AG (the “Guarantor”), a Swiss stock corporation, in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed with the United States Securities and Exchange Commission by the Company and the Guarantor for the purpose of registering under the United States Securities Act of 1933, as amended (the “Act”) an indeterminate amount of debt securities (the “Debt Securities”) to be issued from time to time by the Company and fully and unconditionally guaranteed by the Guarantor (the “Guarantees”).  The Debt Securities are to be issued from time to time pursuant to an Indenture (the “Indenture”) between the Company, the Guarantor and The Bank of New York Mellon, as Trustee.  The Guarantees are to be issued from time to time in respect of any series of Debt Securities as separate guarantees, a form of which is included in the Indenture, to be entered into by the Guarantor upon or prior to the issuance of such series of Debt Securities. Capitalized terms used but not defined herein have the meaning assigned to them in the Indenture.

We have examined the originals or copies certified or otherwise identified to our satisfaction of such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that:

(1)
Assuming that the Indenture has been duly authorized, executed and delivered by the Company insofar as Dutch law is concerned, and assuming the Indenture has been duly authorized, executed and delivered by the Guarantor insofar as Swiss law is concerned, the Indenture has been duly executed and delivered by each of the Company and the Guarantor, and assuming due authorization, execution and delivery of the Indenture by the Trustee and that each of the Trustee, the Company and the

Syngenta Finance N.V.	2	November 16, 2011
Syngenta AG

Guarantor has full power, authority and legal right to enter into and perform its obligations thereunder, the Indenture constitutes a valid and binding agreement of the Company and the Guarantor, enforceable against each of the Company and the Guarantor in accordance with its terms;

(2)
Assuming that any supplemental indenture to be entered into in connection with the Debt Securities has been duly authorized, executed and delivered by the Company insofar as Dutch law is concerned, the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the Indenture, and such Debt Securities have been duly authorized, executed and delivered by the Company insofar as Dutch law is concerned, the Debt Securities, when the Debt Securities are authenticated in accordance with the terms of the Indenture and the Debt Securities are delivered and paid for in accordance with the terms of the applicable underwriting or other agreement against payment therefor, will be valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms;

(3)
When the Guarantees have been duly authorized, executed and delivered by the Guarantor insofar as Swiss law is concerned, and when the Debt Securities to which the Guarantees relate have been duly authorized, executed authenticated, issued and delivered insofar as Dutch law is concerned and established in accordance with the Indenture and are delivered and paid for in accordance with the terms of the applicable underwriting or other agreement against payment therefor, such Guarantees will be valid and binding obligations of the Guarantor entitled to the benefits of the Indenture, enforceable against the Guarantor in accordance with their terms;

The foregoing opinions are subject to the following qualifications:

(a)
Our opinions in paragraphs 1, 2 and 3 above are subject to the effects of applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally and equitable principles of general applicability.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such Debt Securities or Guarantees, as the case may be, (i) the Board of Directors of the Company or the Guarantor, as the case may be, shall have duly established the terms of such Debt Securities or Guarantees, as the case may be, and duly authorized the issuance and sale of such Debt Securities or Guarantees, as the case may be, and such authorization shall not have been modified or rescinded; (ii) the Company is, and shall remain, validly existing as a limited liability company under the laws of The Netherlands; (iii) the Guarantor is, and shall remain, validly existing as a Swiss stock corporation under the laws of Switzerland; (iv) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded; and (v) there shall not have occurred any change in law affecting the validity or enforceability of such Debt Securities or Guarantees, as the case may be.  We have also assumed that none of the terms of any Debt Securities or Guarantees, as the case may be, to be established subsequent to the date hereof, nor the issuance and delivery of such Debt Securities or Guarantees, as the case may be, nor the compliance by the Company and the Guarantor, as the case may be, with the terms of such Debt Securities or Guarantees, as the case may be, will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company or the Guarantor, as the case may be, or any restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantor, as the case may be.

Syngenta Finance N.V.	3	November 16, 2011
Syngenta AG

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.

In expressing our opinion herein, we have, without independent investigation, relied (i) as to all matters of Swiss law, upon the opinion of Homburger AG, special legal counsel in Switzerland for the Guarantor and (ii) as to all matters of Dutch law, upon the opinion of De Brauw Blackstone Westbroek London B.V., special legal counsel in The Netherlands for the Company, which opinions have been filed as exhibits to the Registration Statement. Our opinion is, insofar as such laws are concerned, subject to the assumptions, qualifications and exceptions contained in such opinions.

We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion.  In addition, we consent to the incorporation by reference of this opinion and consent into a registration statement filed pursuant to Rule 462(b) under the Act. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Davis Polk & Wardwell LLP